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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                          (Amendment No.____________)*

                              DATA I/O CORPORATION
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                                (Name of Issuer)

                                  COMMON STOCK
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                         (Title of Class of Securities)

                                    237690102
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                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement [X]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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USIP NO.   237690102
         ---------------------

  (1)     NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ENTITIES
          John W. Stanton and Theresa E. Gillespie (1)
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)   [ ]
                                                                      (b)   [X]

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  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          USA
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                       (5)     SOLE VOTING POWER
  NUMBER OF
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     445,600 (1)
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               445,600 (1)
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          445,600 (1)
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 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                           [ ]

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 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          5.9%
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 (12)     TYPE OF REPORTING PERSON*
          IN
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!


        1) Mr. Stanton and Ms. Gillespie are married and share voting and dispositive power of the shares, which they own as tenants-in-common.



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Item 1.         (a)   Name of Issuer:

                      DATA I/O CORPORATION
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                (b)   Address of Issuer's Principal Executive Offices:
                      10525 Willows Road, N.E., Redmond, Washington 98052
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Item 2.         (a)   Name of Person Filing:
                      John W. Stanton and Theresa E. Gillespie
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                (b)   Address of Principal Business Office:
                      3650 131st Avenue, S.E., Bellevue, Washington 98006
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                (c)   Citizenship:
                      U.S.A.
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                (d)   Title of Class of Securities:
                      Common Stock
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                (e)   CUSIP Number:
                      237690102
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Item 3.               If this statement is filed pursuant to Rules 13d-1(b),
                      or 13d-2(b), check whether the person filing is a:

                      (a)   [ ]  Broker or Dealer registered under section 15
                                 of the Act

                      (b)   [ ]  Bank as defined in section 3(a)(6) of the Act

                      (c)   [ ]  Insurance Company as defined in section 3(a)
                                 (19) of the Act

                      (d)   [ ]  Investment Company registered under section 8
                                 of the Investment Company Act

                      (e)   [ ]  Investment Adviser registered under
                                 section 203 of the Investment Advisers
                                 Act of 1940

                      (f)   [ ]  Employee Benefit Plan, Pension Fund which is
                                 subject to the provisions of the Employee
                                 Retirement Income Security Act of 1974 or
                                 Endowment Fund; see
                                 Section 240.13d-1(b)(1)(ii)(F)

                      (g)   [ ]  Parent Holding Company, in accordance with
                                 Section 240.13d-1(b)(1)(ii)(G)

                      (h)   [ ]  Group, in accordance with
                                 Section 240.13d-1(b)(1)(ii)(H)


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Item 4.         Ownership.

                a.    Amount beneficially owned: 445,600 shares
                b.    Percent of class 5.9%
                c.    Number of Shares as to which the person has:

                      (i)        Sole power to vote:  0
                      (ii)       Shared power to vote:  445,600
                      (iii)      Sole power to dispose: 0
                      (iv)       Shared power to dispose 445,600
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Item 5.         Ownership of Five Percent or Less of a Class.
                Not applicable
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Item 6.         Ownership of More Than Five Percent on Behalf of Another Person.
                Not applicable
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Item 7.         Identification and Classification of the Subsidiary which
                Acquired the Security Being Reported on By the Parent
                Holding Company.
                Not applicable
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Item 8.         Identification and Classification of Members of the Group.
                Not applicable
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Item 9.         Notice of Dissolution of Group.
                Not applicable
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Item 10.        Certification.

By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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After reasonable inquiry and to the best of my knowledge and belief, -I/we-
certify that the information set forth in this statement is true, complete and correct.

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Date:

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By:                      John W Stanton                     Theresa E. Gillespie


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